Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Heads to GSX 2024 With ROSA Gen4 and RADCam, Participating with Key Partners

Detroit, Michigan, September 19, 2024 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced its planned activities at the Global Security Exchange (GSX) Conference, September 23-25, in Orlando, Florida.

Global Security Exchange (GSX) is the world’s most comprehensive event for security professionals. Powered by ASIS International, GSX delivers unbeatable benefits and opportunities to help security professionals stay a step ahead.

“We are honored to be featured at GSX 2024, where we’ll have the opportunity to present on panels and deliver lectures alongside some of the industry’s most respected leaders,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Participating in these important discussions allows us to share RAD’s unique insights and innovations, while continuing to contribute to the advancement of security technology across the industry.”

Folmer will be participating in a panel discussion “Securing Tomorrow: Navigating the Future Landscape of Threats and Opportunities in Security” on Tuesday, September 24.

AITX and RAD CEO, Steve Reinharz, and Troy McCanna, RAD’s Chief Security Officer will be presenting a lecture titled “The Future of AI and Robotics in the Security Services Industry” on Wednesday, September 25.

“We’ve lined up a full slate of meetings at GSX this year, and it’s a thrilling opportunity for us to connect with existing and potential clients, dealers, and partners,” said McCanna. “Steve, Mark, myself, and the rest of the RAD business development team are looking forward to showcasing how our solutions can address today’s security and budget challenges, while further expanding RAD’s footprint in the market. Additionally, we’ll be personally presenting and demonstrating RADCam™ to select partners, giving them a firsthand look at this remarkable technology.”

RAD’s best-selling and multiple award-winning ROSA™ Gen4 will be on display at the Circadian Risk booth #2774. Circadian Risk develops software that gives security professionals the power to proactively reduce potential risks to individuals and assets. Their industry-leading vulnerability assessment tools provide a complete detailed analysis, as well as corrective actions for every issue that may arise. In January of 2023, the Company announced that it had made a simple agreement for future equity (SAFE) investment in Circadian Risk.

“Our relationship with Circadian Risk has truly flourished over the past year, and GSX 2024 is the ideal opportunity to highlight the synergy between our two companies,” added Folmer. “Having a ROSA Gen4 on display in their booth underscores the strength of our collaboration. Working alongside them at GSX is not only a win for RAD but also for security professionals looking for a comprehensive solution to protect their people and assets.”

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz